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                                                                       EXHIBIT 2


                               FIRST AMENDMENT TO
                       STOCK PURCHASE AND MERGER AGREEMENT


     THIS FIRST AMENDMENT TO STOCK PURCHASE AND MERGER AGREEMENT, (this "Amendment") is made and entered into as of the 31st day of August, 1998 by and among TransCoastal Marine Services, Inc., a Delaware corporation ("Acquiror"), and TransCoastal Acquisition, Inc., a Louisiana corporation, ("Acquisition Corp."); Dickson GMP International, Inc., a Louisiana corporation ("Dickson GMP"); Dickson Marine, Inc., a Louisiana corporation ("Dickson Marine"); Dickson Nigeria, Ltd., a Nigerian corporation ("Dickson Nigeria"); Servicios y Construcciones Petroleras Ventura, C.A., a Venezuelan corporation ("Servicios y Construcciones"); Ventura Resources, Inc., a Louisiana corporation ("Ventura"), (Dickson GMP, Dickson Marine, Dickson Nigeria, Servicios y Construcciones and Ventura being referred to individually or collectively as the "Dickson Group"); and Fred E. Gallander, Jr. ("Gallander" or "Shareholder"); The spouse of the Shareholder is joining in and consenting to the execution of this Amendment. Paul T. Gariepy, Jr. ("Gariepy"), Bobby J. Frantom ("Frantom") and Thomas G. Wright ("Wright"), each a potential Transferee, if assigned stock in the Dickson Group pursuant to Section 11.05 of the Stock Purchase and Merger Agreement, also join in this Amendment and, together with Gallander are referred to collectively as "Shareholder."

     WHEREAS, the parties hereto have entered into that certain Stock Purchase and Merger Agreement, dated as of August 1, 1998 (as amended hereby, the "Agreement") (capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement);

     WHEREAS, the parties desire to amend certain provisions of the Agreement;

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1. Section 2.03(b) of the Agreement is amended to read as follows:

        "(b) (i) Delivery by the Acquiror of $8,800,000, less Long-Term Debt plus accrued interest as of the Closing Date (as hereinafter defined) of the Dickson Group as set forth on Annex III-Disclosure Schedule ("Schedule") 2.03(b)(i) as adjusted to the Closing Date, such remaining funds to be paid by wire transfer or other immediately available funds approved by Shareholder in accordance with the instructions set forth in
     Schedule 2.03(b)(i) and (ii) issuance by the Acquiror of 1,300,000 shares of Acquiror Common Stock to Shareholder in accordance with the sharing ratio set forth in Schedule 2.07, as updated to the date of Closing (collectively, the "Initial Consideration"). The number of Acquiror Common Stock issued

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     as part of the Initial Consideration pursuant to this Section 2.03(b)
     hereof shall be adjusted to account for any changes in the outstanding Acquiror Common Stock resulting from a subdivision or consolidation of shares, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend; and"

     2. The two (2) references to "$165,000" in subpart (b) of the second sentence of Section 2.05 of the Agreement are changed to "$190,066.18".

     3. The first paragraph of Section 2.07(a) of the Agreement is amended to read as follows:

        "(a) an earned payout amount (the "Earn-Out Payment") based upon the Adjusted EBTDA of the Dickson Group for the twelve month period commencing on the first day of September, 1998 (the "Earn-Out Period"), to be calculated as follows:"

     4. Section 2.07(a)(iii) of the Agreement is amended to read as follows:

        "(iii) if the Dickson Group's Adjusted EBTDA for the Earn-Out Period is greater than $7,000,000, the Gross Earn-Out Payment shall equal 400,000 shares of Acquiror's Common Stock and $7,268,750 in cash. The number of shares of Acquiror Common Stock issued as part of the Contingent Consideration pursuant to this Section 2.07 hereof shall be adjusted to account for any change in the outstanding Acquiror Common Stock resulting from a subdivision or consolidation of shares, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend."

     5. Section 2.07(b) of the Agreement is amended to read as follows:

        "(b) In the event Gallander directs Acquiror to issue Preferred Stock of Acquiror in lieu of cash to be paid pursuant to (a), Gallander shall notify Acquiror one (1) Business Day preceding the Earn-Out Payment and Acquiror shall issue to Gallander Preferred Stock of the Acquiror with substantially the same terms as set forth in Annex IV. It is understood and agreed that Gallander may specify the amounts of the cash portion of the Contingent Consideration to be paid in cash or in Preferred Stock or a combination of cash and Preferred Stock, in any portions as Shareholder in his sole and absolute discretion may determine."

     6. Section 2.08(b) of the Agreement is amended to read as follows:

        "(b) If the Shareholder or Shareholder Representative fail to object to the Acquiror's calculation of Adjusted EBTDA and/or the Net Earn-Out Payment in the manner set forth in Section 2.08(a), Acquiror shall make a payment to the Shareholder or Shareholder Representative in cash and shares pro rata in accordance with Schedule 2.07, as updated to


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     the date of Closing, of an amount equal to the Net Earn-Out Payment (as set forth in Annex II hereto) as calculated in accordance with the Earn-Out Report (unless Adjusted EBTDA is not greater than $4,000,000 in which case no payment shall be made). If the Acquiror and the Shareholder or Shareholder Representative agree upon a different amount of Adjusted EBTDA or Net Earn-Out Payment or if, absent such agreement, the matter is submitted to arbitration and decided thereby, then, the Acquiror shall make the Net Earn-Out Payment, if any, determined in accordance with Schedule 2.07, as updated to the date of Closing, based on such agreed or arbitration determined amount of Adjusted EBTDA or Net Earn-Out Payment.
     All payments and issuances of stock under this Section 2.08(b) shall be payable and made on and as of the fifth Business Day following the 30-day period in which the Shareholder or Shareholder Representative had the opportunity but failed to make any objection, after agreement by the parties or upon a final determination by the arbitrators, as applicable; provided, however, that it is understood that it may not be practicable to physically deliver the Stock Certificate on such date, but Acquiror will deliver satisfactory Letters of Authorization to its Transfer Agent so directing the issuance of such stock as of such date."

     7. Section 4.11 of the Agreement is amended to read as follows:

        "4.11 PERMITS. Schedule 4.11 lists for the Dickson Group all permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a "Permit") and used or held by one or more of the Dickson Group, or any of their Affiliates in connection with the ownership and operation of the Business (the "Scheduled Permits"). The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Business consistent in all material respects with the past practices of the Dickson Group, except the Air Quality Permit and a Storm Water Discharge Permit for the Dickson Group operations at Belle Chasse as set forth on Schedule 4.24. Except as set forth in Schedule 4.11, the Scheduled Permits are valid and in full force and effect and no Scheduled Permit is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Scheduled Permits. All fees and other payments due and owing in connection with the Scheduled Permits have been paid in full and in a timely manner so as to prevent any lapse or revocation thereof."

     8. Section 9.01 of the Agreement is amended to read as follows:

        "9.01 BY SHAREHOLDER. Subject to the terms and conditions of this
     Article IX, the Shareholder hereby agrees to indemnify, defend and hold harmless Acquiror and its directors, officers, employees, consultants, Affiliates and controlling persons (hereinafter, including the Dickson Group and its Subsidiaries after the Closing, collectively, the "Acquiror Indemnified Parties") from and against all Claims (as defined below) asserted against, imposed upon or incurred by Acquiror or any Acquiror Indemnified Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of the Dickson Group or such Shareholder contained in or made


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     pursuant to this Agreement, including, but not limited to, any environmental matter in Section 4.24 and any Claims associated with the Air Quality Permit or the Storm Water Discharge Permit; and (b) the breach of any covenant or agreement of the Dickson Group or such Shareholder contained in or made pursuant to this Agreement; provided, however, Acquiror and Acquiror Indemnified Parties covenant and agree that in no event shall the liability, in the aggregate, of the Shareholder, in his capacity as indemnifying party, for any and all indemnified Claims under this Article IX exceed the Purchase Price, subject, however, to the provisions of Section 9.07(b). As used in this Section 9.01, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages, reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), but excluding any allocation of overhead costs and expenses of Acquiror or any of its Subsidiaries), penalties, court costs and reasonable legal, accounting, consulting and engineering fees and expenses; (iii) all reasonable and necessary costs that may be attributable to an Environmental Condition or that may be necessary to comply with Environmental Laws, including, but not limited to, the removal of Hazardous Materials and the remediation of any property according to standards established by Environmental Law or standards established on a case-by-case basis by any Governmental Authority according to Environmental Law; and (iv) all demands, Claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid. Acquiror has no obligation to seek recovery of any Claim, or any portion thereof, from any insurance policies covering the Dickson Group and/or Shareholder in effect prior to the Closing, but will reasonably cooperate with Shareholder in Shareholder's seeking such recovery. In the event that the Dickson Group and/or the Shareholder recover from such an insurance policy for a Claim, or a portion thereof made by Acquiror, and such insurance recovery was paid to Acquiror by the insurance company, then Acquiror shall reimburse the Dickson Group and/or the Shareholder for that portion of the Claim that was paid by both the Dickson Group and/or the Shareholder to Acquiror on the one hand and the insurance company on the other."

     9. Section 10.03(a) of the Agreement is deleted and amended to read "Intentionally Blank".

     10. Due to changes occurring after August 1, 1998, the following Schedules 2.07, 3.01, 4.05, 4.07, 4.11, 4.16, and 4.24 are hereby deleted from the
Agreement and the attached Schedules are substituted for the original referenced Schedules. Except as expressly set forth herein, attachments to the Schedules remain unchanged, except for changes occurring in the Ordinary Course of Business set forth in Attachment 1 each of which do not have a Material Adverse Effect.

     11. Except as expressly set forth herein, the terms and provisions of the Agreement are hereby ratified and confirmed.

     12. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.


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     IN WITNESS WHEREOF, Acquiror, Acquisition Corp., the Dickson Group, the
Shareholder and the Transferees have each executed or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, as applicable, all as of the date first above written.

                  ACQUIROR:            TRANSCOASTAL MARINE SERVICES, INC.


                                       By: /s/ Thad Smith III
                                           -------------------------------------
                                           THAD SMITH III, President

                                       TRANSCOASTAL ACQUISITION, INC.


                                       By: /s/ Bill Stallworth
                                           -------------------------------------
                                           BILL STALLWORTH, President

                  DICKSON GROUP:       DICKSON GMP INTERNATIONAL, INC.


                                       By: /s/ Fred E. Gallander, Jr.
                                           -------------------------------------
                                           FRED E. GALLANDER, JR., President

                                       DICKSON MARINE, INC.


                                       By: /s/ Fred E. Gallander, Jr.
                                           -------------------------------------
                                           FRED E. GALLANDER, JR., President

                                       DICKSON NIGERIA, LTD.


                                       By: /s/ Fred E. Gallander, Jr.
                                           -------------------------------------
                                           FRED E. GALLANDER, JR., President


                                       SERVICIOS Y CONSTRUCCIONES PETROLERAS
                                       VENTURA, C.A.


                                       By: /s/ Fred E. Gallander, Jr.
                                           -------------------------------------
                                           FRED E. GALLANDER, JR., President


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                                       VENTURA RESOURCES, INC.


                                       By: /s/ Fred E. Gallander, Jr.
                                           -------------------------------------
                                           FRED E. GALLANDER, JR., President


                  SHAREHOLDER:             /s/ Fred E. Gallander, Jr.
                                           -------------------------------------
                                           Fred E. Gallander, Jr.


                                           /s/ Rebecca D. Gallander
                                           -------------------------------------
                                           Rebecca D. Gallander


                  TRANSFEREE:              /s/ Paul T. Gariepy, Jr.
                                           -------------------------------------
                                           Paul T. Gariepy, Jr.


                                           /s/ Beverly B. Gariepy
                                           -------------------------------------
                                           Beverly B. Gariepy


                                           /s/ Bobby J. Frantom
                                           -------------------------------------
                                           Bobby J. Frantom


                                           /s/ Shawnee L. Frantom
                                           -------------------------------------
                                           Shawnee L. Frantom


                                           /s/ Thomas G. Wright
                                           -------------------------------------
                                           Thomas G. Wright


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     ATTACHMENT 1 TO FIRST AMENDMENT TO STOCK PURCHASE AND MERGER AGREEMENT


Schedule 4.10

Schedule 4.11, Routine Operational Permits and Authorizations

Schedule 4.12, Vessel "call outs", Domestic Jobs, Miscellaneous Purchase Orders, Vendor Listing

Schedule 4.14, Accounts Receivable

Schedule 4.16, Accounts Payable and Accrued Expenses, Deposits

Schedule 4.20, Various Workman's Compensation claims, Dickson Nigeria claims consistent with schedules

Schedule 4.22(a)(i) and (ii)

Schedule 4.22(c)